Exhibit 99.1

Olema Oncology Announces Combined Financing for Up to
$180 Million

$130 million equity private placement led by Paradigm BioCapital with participation by Lightspeed Venture Partners, Deep Track Capital, BVF Partners L.P., Cormorant Asset Management, Vivo Capital, Logos Capital, and Woodline Partners LP

Senior secured credit facility for up to $50 million provided by Silicon Valley Bank

Financing provides sufficient capital to fund Olema beyond OPERA-01 clinical trial top-line data and into 2027

SAN FRANCISCO, September 5, 2023 – Olema Pharmaceuticals, Inc. (“Olema”, “Olema Oncology”, Nasdaq: OLMA), a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of targeted therapies for women’s cancers, announced today that it has entered into a stock purchase agreement for a private placement of approximately $130 million of common stock (the “Private Placement”) to selected institutional and accredited investors, as well as a new senior secured credit facility with an aggregate principal amount of up to $50 million (the “Credit Facility”). The Private Placement is expected to close on September 12, 2023, subject to customary closing conditions.

The Private Placement was led by Paradigm BioCapital Advisors, with participation by Lightspeed Venture Partners, Deep Track Capital, BVF Partners L.P., Cormorant Asset Management, Vivo Capital, Logos Capital, and Woodline Partners LP. Pursuant to the terms of the stock purchase agreement, Olema will issue 13,211,382 shares of common stock at a purchase price of $9.84 per share, for gross proceeds of approximately $130 million, before deducting offering expenses. The Private Placement is being conducted in accordance with applicable Nasdaq rules and was priced using the average closing price of Olema’s common stock for the five trading days ended September 1, 2023.

The Credit Facility is provided by Silicon Valley Bank, a division of First-Citizens Bank & Trust Company (“SVB”), and is a four-year senior secured credit facility with an aggregate principal amount of up to $50 million, of which $25 million will be available upon the closing of the Private Placement (“Closing”), and the remaining $25 million may be made available upon approval by SVB in its discretion. The Company does not anticipate drawing on the Credit Facility at Closing.

"We are very pleased to announce this combined equity and debt financing.” said Sean P. Bohen, M.D., Ph.D., President and Chief Executive Officer of Olema Oncology. “With the support of both existing and new equity investors as well as SVB, we are now well positioned to execute on our planned monotherapy pivotal Phase 3 trial, OPERA-01, which we expect to initiate in the fourth quarter of this year.”

Olema intends to use the net proceeds from the proposed financing to fund research and development of palazestrant (OP-1250) and other ongoing research programs, and for working capital and general corporate purposes. The proceeds from these financings, combined with current cash, cash equivalents and marketable securities, is expected to be sufficient to fund the current operating plan into 2027.

The securities described above have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state’s securities laws, and are being issued and sold pursuant to an exemption from registration provided for under the Securities Act. Accordingly, these securities may not be offered or sold in the United States, except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act. Olema has agreed to file a registration statement with the U.S. Securities and Exchange Commission (the “SEC”) registering the resale of the shares of common stock issued and sold in the Private Placement. Any offering of the securities under the resale registration statement will only be made by means of a prospectus.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Olema Oncology

Olema Oncology is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of targeted therapies for women’s cancers. Olema’s lead product candidate, palazestrant (OP-1250), is a proprietary, orally-available small molecule with dual activity as both a complete estrogen receptor (ER) antagonist (CERAN) and a selective ER degrader (SERD). It is currently being evaluated both as a single agent in an ongoing Phase 2 clinical trial, and in combination with CDK4/6 inhibitors (palbociclib and ribociclib) and a PI3Ka inhibitor (alpelisib), in patients with recurrent, locally advanced or metastatic ER-positive (ER+), human epidermal growth factor receptor 2-negative (HER2-) breast cancer. Palazestrant has been granted FDA Fast Track designation for the treatment of ER+/HER2- metastatic breast cancer that has progressed following one or more lines of endocrine therapy with at least one line given in combination with a CDK4/6 inhibitor. Olema is headquartered in San Francisco and has operations in Cambridge, Massachusetts. For more information, please visit us at www.olema.com, or follow us on Twitter and LinkedIn.

Forward Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as “anticipate,” “expect,” “will,” “may,” “goal,” “potential” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These statements include those related to the completion of the Private Placement, the use of proceeds therefrom, the availability of funds under the Credit Facility, the anticipated filing of a registration statement to cover resales of the shares issued in the Private Placement, Olema's expectation that the proceeds from these financings, combined with current cash, cash equivalents and marketable securities, is expected to be sufficient to fund the current operating plan into 2027, and the initiation and timeline of Olema’s pivotal Phase 3 monotherapy clinical trial (OPERA-01). Because such statements deal with future events and are based on Olema’s current expectations, they are subject to various risks and uncertainties, and actual results, performance or achievements of Olema could differ materially from those described in or implied by the statements in this press release. These forward-looking statements are subject to risks and uncertainties, including, without limitation, those discussed in the section titled “Risk Factors” in Olema’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, and future filings and reports that Olema makes from time to time with the U.S. Securities and Exchange Commission. Except as required by law, Olema assumes no obligation to update these forward-looking statements, including in the event that actual results differ materially from those anticipated in the forward-looking statements.

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IR Contact:
Geoffrey Mogilner, Vice President, Communications and Investor Relations

ir@olema.com

Media Contact:
Ignacio Guerrero-Ros, Ph.D., Russo Partners
646-942-5604
ignacio.guerrero-ros@russopartnersllc.com